                                                                   Exhibit 10.6b

       AMENDMENT NO. 2 TO THE EMPLOYMENT AGREEMENT FOR CHRISTOPHER SANTRY

WHEREAS, both Kupper Parker Communications, Inc., a New York corporation with a business address of 8301 Maryland Avenue, Clayton, Missouri 63105 (the "Corporation") and Christopher Santry, an individual resident of the State of Florida (the "Executive") wish to amend the Employment Agreement for Christopher Santry entered into by the Corporation and Executive as of October 5, 2001 and amended on September 28, 2002 (the "Employment Agreement"),

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in that Employment Agreement and herein contained, the parties agree to the following:

Section 2 TERM OF EMPLOYMENT is amended in its entirety as follows:

Employer shall employ Employee in the capacity above set forth. The Initial Term of such employment is deemed to have commenced as of the Effective Date and shall continue until December 31, 2004 (the "Initial Term"), unless sooner terminated in accordance with the provisions of Section 5 hereof. Employer will notify Employee at least ninety (90) days prior to the expiration of the Initial Term with written notice if Employer elects not to extend this Employment Agreement.

Section 3 DUTIES OF EMPLOYEE is amended in its entirety as follows:

3.1 DUTIES. Duties shall be the development of new business and direction and supervision of television production. Scheduling of these duties shall be by mutual agreement between Employer and Employee. Any modification of these duties shall also be by mutual consent by Employer and Employee. Employee shall work from his home in Florida unless Employer and Employee mutually agree that Employee will travel in respect to a specific project.

3.3 Freelance. If Employee is approached by a prospect ("Purchaser") for business services provided by Employer, including but not limited to advertising, public relations, production of radio commercials, production of television commercials and corporate videos, sales promotion, media planning and buying, interactive or design services, and the Corporation is not a feasible or acceptable provider of such services to prospect, Employee may provide these services freelance if (i) Employee fully discloses to Employer the nature, scope and dollar compensation of the services in advance of providing those services to Purchaser of those services, (ii) Employer and Employee review, discuss and agree as to the nature and scope of the services in the freelance relationship in advance of Employee agreeing to provide those services to Purchaser, (iii) Employee provides the approved services to Purchaser with no costs in time, materials or services to Employer. However, for the purposes of this agreement, any freelance work that does not deal with any form of marketing services, e.g. production of documentary films, shall not be subject to the above stipulations.

                                                                   Exhibit 10.6b

Section 3.2 Full Time. is deleted and a substitute section is inserted as follows

3.2.3 Part Time. Beginning June 1, 2003 and for the term of this Employment Agreement, Employee will be available to Employer for up to thirty (30) hours each week Employer and Employee will negotiate and agree in advance on an hourly rate of compensation for hours worked in excess of 30 hours per week. The foregoing is not a commitment on the part of Employee for a minimum of 30 hours per week of service to Employer, nor is it such a commitment of Employer for 30 hours per week of service to Employee. In the event that Employee shall not work 30 hours per week in service to Employer, Employee acknowledges that such may jeopardize Employee's eligibility for health insurance benefits from Employer, and in the event of ineligibility, Employee holds Employer harmless with respect to any claims thereunder. Notwithstanding the actual number of hours worked per month, Employee shall in any event be entitled to the compensation described in
Section 4.1.2.

Section 4.1.2 Renewal Term. is deleted and a substitute section is inserted as follows:

Section 4.1.2 Compensation. Beginning June 1, 2003, Employer shall pay Employee, and Employee shall accept from Employer, in payment for Employee's services to be rendered to Employer hereunder, a gross annual base salary of Fifty Thousand and No/100 Dollars ($50,000) to be paid to Employee in equal bi-monthly installments of Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33) less applicable withholding and deductions therefrom ("Base Compensation"). Beginning in January, 2004 and continuing through December 31, 2004, Employer shall deduct $293.50 from each bi-monthly payment to Employee, totaling $9,516.00 during that twelve-month period, to satisfy the outstanding amount due for Schedule C deductions.

Section 4.2 Stock Option. is amended in its entirety as follows:

Section 4.2.1 Stock Option. Employee shall receive a Stock Option for at least fifty thousand (50,000) shares of the Employer's common stock upon (i) the date of this Employment Agreement; and (ii) the first anniversary thereof.

Section 4.2.2 If Employer elects to extend this Employment Agreement after the Initial Term, Employer will award Employee with a Stock Option for at least ten thousand (10,000) shares of the Employer's common stock on (i) January 1, 2005 and on each anniversary thereafter during the term of this Employment Agreement, granted only in the sole discretion of the Compensation Committee of Employer's Board of Directors.

Section 4.5.2 Insurance. Is amended so that the phrase "Pacific Life policy VP65186410 is substituted for "Phoenix life insurance policy No. 2,729,736."

                                                                   Exhibit 10.6b

Section 4.6 Additional Incentives. is amended in its entirety as follows:

On new business which the Employee identifies and causes to be brought to the Corporation, Employer will pay Employee commission as follows, 10% of gross income collected within 90 days, less certain operating expenses, on accounts that generate up to $150,000 in annual gross income; and 20% of gross income collected within 90 days, less certain operating expenses, on accounts that generate more than $150,000 in annual gross income. For the purposes of the calculation of commissions, "operating expenses" means the typical and usual Corporation internal charges against account gross income, typically one-to-two percent of gross income. Employer will pay Employee commissions within thirty days of collection and during the term of this Employment Agreement. In the case where Employee is no longer employed by Employer and the Corporation is indebted to Employee for payments related to the acquisition of Christopher Thomas Associates, Inc., Employer will continue to pay Employee commissions as specified herein until such time as the Corporation has paid in full the indebtedness related to the acquisition to the Employee.

Except as expressly modified by this Amendment and by Amendment No. 1 dated September 28, 2002, all terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Employment Agreement for Christopher Santry as of May 30, 2003.

KUPPER PARKER COMMUNICATIONS, INCORPORATED

/s/ Marl DeHahn
--------------------------------
Name:  Mary DeHahn
Title:  Chief Operating Officer

EXECUTIVE

/s/ Christopher Santry
--------------------------------
Name:  Christopher Santry